Exhibit 99.1

2600 Citadel Plaza Drive
P.O. Box 924133
Houston, Texas 77292-4133

NEWS RELEASE

Information: Michelle Wiggs, Phone: 713.866.6050

WEINGARTEN REALTY INVESTORS DECLARES SPECIAL CASH DIVIDEND OF $1.40 PER SHARE
Houston, TX, December 11, 2018 - Weingarten Realty Investors (NYSE:WRI) announced today that its Board of Trust Managers declared a special cash dividend of $1.40 per common share payable on December 27, 2018 to shareholders of record on December 21, 2018. This special dividend is a result of significant gains realized on dispositions of properties during 2018.
The Board of Trust Managers did not make any change in the Company’s policy with respect to regular quarterly dividends.
To date in 2018, the Company has closed $512 million in dispositions. Currently, there is an additional $250 million of dispositions under contract, approximately half of which is expected to close before year-end 2018 with the remainder expected to close in early 2019. All of the properties under contract are subject to customary closing conditions, therefore there is no assurance that the timing of the closings will occur as previously discussed or that they will close at all.
“We are pleased with our 2018 disposition program whereby we significantly improved the quality of our portfolio. Looking to next year, we have some transactions we anticipate closing early in the year, but as we have previously indicated, we expect the volume of disposition to be significantly less in 2019,” said Drew Alexander, President and Chief Executive Officer.

About Weingarten Realty Investors
Weingarten Realty Investors (NYSE: WRI) is a shopping center owner, manager and developer.  At September 30, 2018, the Company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 185 properties which are located in 17 states spanning the country from coast to coast. These properties represent approximately 37.4 million square feet of which our interests in these properties aggregated approximately 24.1 million square feet of leasable area. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements
Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.